Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Jimmy Choo PLC

We consent to the incorporation by reference in the registration statement (No. 333-178486) on Form S-8 of Michael Kors Holdings Ltd of our report dated October 4, 2017, with respect to the consolidated statement of financial position of Jimmy Choo PLC and its subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2016, which report appears in the Form 8-K of Michael Kors Holdings Limited dated October 5, 2017.

/s/ KPMG LLP

Birmingham, UK

October 5, 2017